Exhibit 10.3

HORIZON BANCORP
2013 OMNIBUS EQUITY INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), made and executed as of the ___ day of _________, 2013, between Horizon Bancorp, an Indiana corporation (the “Company”), and _____________, an officer or employee of the Company or one of its Affiliates (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Horizon Bancorp 2013 Omnibus Equity Incentive Plan (the “Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company; and

WHEREAS, it is the view of the Company that this goal can be achieved by granting Performance Shares to eligible employees; and

WHEREAS, the Participant has been designated by the Committee as an individual to whom Performance Shares should be granted as determined from the duties performed, the initiative and industry of the Participant, and his or her potential contribution to the future development, growth and prosperity of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1.           Award of Performance Shares.  The Company hereby awards to the Participant, effective as of the date the Committee formally approves the award by resolution, ________________ (____________) Performance Shares, subject to the terms and conditions of this Agreement and the provisions of the Plan.  All provisions of the Plan, including defined terms, are incorporated herein and expressly made a part of this Agreement by reference.  The Participant hereby acknowledges that he or she has received a copy of the Plan.

2.           Performance Periods.  The Performance Period to which the award of Performance Shares relates is the three-year period beginning on January 1, 2013 and ending on December 31, 2015.

3.           Performance Goals.  The Performance Goals for the Performance Period are specified in Schedule A based on a comparison of the Company’s average performance over the Performance Period (i.e., the summation of performance for calendar years one, two and three divided by three) for (a) return on common equity (“ROCE”), (b) compounded annual growth rate of total assets (“CAGR”), and (c) return on average assets (“ROAA”) relative to the average performance for publicly-traded banks with total assets between $1 billion and $5 billion on the SNL Bank Index (the “SNL Index”) for ROCE, CAGR and ROAA over the Performance Period.  Only banks which have reported year-end results by March 1st will be considered for comparison purposes.  In the event SNL Financial LC ceases to publish the SNL Index, the Committee will engage an independent compensation consultant to assist the Committee in selecting a new bank index or bank peer group for purposes of determining if a Performance Goal has been met.

4.           Earning and Vesting of Performance Shares.  The Performance Shares will become earned and vested for the Performance Period to the extent (a) the Performance Goals are satisfied in accordance with the earnings provision of Schedule A, and (b) the Participant is actively employed on the last day of the Performance Period (unless, during the Performance Period, he terminates employment due to death, Permanent and Total Disability, Retirement or there is a Change in Control).  If the Performance Goals are not satisfied, those Performance Shares eligible to be earned and vested during such Performance Period will be forfeited effective as of the last day of the Performance Period.

5.           Termination of Service.  Except as otherwise provided in Section 6 below in the case of a Change in Control, all unvested Performance Shares will be forfeited effective as of the date of the Participant’s Termination of Service; provided, however, if the Participant incurs a Termination of Service due to death, Permanent and Total Disability or Retirement, the Performance Shares for such Performance Period will be treated as earned and vested to the extent the Performance Goals for such Performance Periods are satisfied, as contemplated under Schedule A, effective as of the last day of such Performance Period, in a pro rata manner based on the number of days in the Performance Period in which the Participant was an employee prior to Termination of Service.

6.           Change in Control.  Notwithstanding any other provision of this Agreement, the Performance Shares shall be vested upon a Change in Control of the Company as provided in Section 12.1 of the Plan.

7.           Form and Timing of Payment of Performance Shares.  Payment of earned and vested Performance Shares will be made as soon as practicable in the calendar year after the end of the applicable Performance Period.  The Committee, in its sole discretion, may pay earned and vested Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned and vested Performance Shares, determined as of the last day of the Performance Period) or a combination thereof.

8.           Pass-Through of Dividends.  Unless otherwise determined by the Committee in its sole discretion, the Participant shall be entitled to receive all cash dividends which would have been paid with respect to the Performance Shares if they had been actual Shares, regardless of whether the Period of Restriction has lapsed.

9.           Participant’s Representations.  The Participant represents to the Company that:

(a)
The terms and arrangements relating to the grant of Performance Shares and the offer thereof have been arrived at or made through direct communication with the Company or a person acting in its behalf and the Participant;

(b)	The Participant has received a balance sheet and income statement of the Company and as an employee of the Company or one of its Affiliates:

(i)	is thoroughly familiar with the Company’s business affairs and financial condition; and

(ii)
has been provided with or has access to such information (and has such knowledge and experience in financial and business matters that the Participant is capable of utilizing such information) as is necessary to evaluate the risks, and make an informed investment decision with respect to, the grant of Performance Shares.

10.           Nontransferability.  Performance Shares cannot be (a) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, or (b) subject to execution, attachment or similar process.  Any attempted or purported transfer of Performance Shares in contravention of this Section or the Plan shall be null and void and of no force or effect whatsoever.

11.           Issuance of Shares.  Within a reasonable period of time following the end of the Period of Restriction, the Company shall issue to the Participant or his beneficiary the number of shares of Performance Shares specified in Section 1 of this Agreement, less any withholding required by Section 10 of this Agreement.

12.           Restrictive Legend.  In the event the Participant is an “affiliate” of the Company (as defined by Rule 144 promulgated under the Securities Act of 1933, as amended), the Company may require that the shares to be issued to such Participant contain a legend in substantially the following form:

“THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS AN “AFFILIATE” OF THE COMPANY (AS DEFINED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND THEREFORE, THE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS.”

The Company shall issue such additional certificates as may be required to give effect to Section 14 of this Agreement.

Notwithstanding the foregoing provisions of this Section, the Company shall not be required to deliver any certificates for shares prior to: (a) the end of the Period of Restriction; (b) completing any registration or other qualification of the Shares, which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and (c) obtaining any approval or other clearance from any federal or state governmental agency or body, which the Company determines to be necessary or advisable.  The Company has no obligation to obtain the fulfillment of the conditions specified in the preceding sentence.  As a further condition to the issuance of certificates for shares, the Company may require the making of any representation or warranty which the Company deems necessary or advisable under any applicable law or regulation.

13.           Income and Employment Tax Withholding.  The Participant shall be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise on the vesting of the Performance Shares. The Committee, in its sole discretion and subject to such rules as it may adopt, shall require the Participant to satisfy any withholding tax obligation by having the Company retain shares of Performance Shares which have a Fair Market Value, determined as of the date of payment for such Performance Shares to the Participant, equal to the amount of the minimum withholding tax to be satisfied by that retention.

14.           Mitigation of Excise Tax.  The Participant acknowledges that the Performance Shares issued hereunder is subject to reduction by the Committee for the reasons specified in Section 14.9 of the Plan.

15.           Indemnity.  The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with the Participant’s participation in the Plan.

16.           Financial Information.  The Participant understands he or she is able to access the Company’s most recent quarterly balance sheet and quarterly income statement by visiting the following internet address: http://www.snl.com/Irweblinkx/finl.aspx?iid=100750.

17.           Changes in Shares.  In the event of any change in the Shares, as described in Section 4.6 of the Plan, the Committee shall make appropriate adjustment or substitution in the shares of Performance Shares, all as provided in the Plan.  The Committee’s determination in this respect shall be final and binding upon all parties.

18.           Severability.  In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision shall be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

19.           Effect of Headings.  The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

20.           Controlling Laws.  Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

21.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Performance Share Award Agreement to be executed as of the day and year first above written.

HORIZON BANCORP	PARTICIPANT

By:

ATTEST

By:

SCHEDULE A
PERFORMANCE GOALS AND EARNINGS LEVELS FOR PERFORMANCE PERIOD

Performance Goal	Weight	Threshold 50% Payout	Target 100% Payout	Maximum 125% Payout
Return on Common Equity : The ROCE of the Company compared with the ROCE of the banks included in the SNL Bank Index.	34%	50th to 74th Percentile	75th to 84th Percentile	Greater than 84th Percentile
Compounded Annual Growth Rate of Total Assets: The CAGR of total assets for the Company compared with the CAGR of total assets for the banks included SNL Bank Index.	33%	50th to 74th Percentile	75th to 84th Percentile	Greater than 84th Percentile
Return on Average Assets: The ROAA for the Company compared with the ROAA for the banks included in the SNL Bank Index.	33%	50th to 74th Percentile	75th to 84th Percentile	Greater than 84th Percentile